As filed with the Securities and Exchange Commission on February 5, 2013
Registration No. 333-177647

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________

TURBOSONIC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
_____________

Delaware	8711	13-1949528
(State of Incorporation)	(Primary Standard Industrial	(I.R.S. Employer
	Classification Code Number)	Identification Number)

550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
(Address and telephone number of registrant’s principal executive offices)

Egbert Q. van Everdingen
President
TurboSonic Technologies, Inc.
550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Denise M. Tormey
SNR Denton US LLP
1221 Avenue of the Americas
New York, New York 10020
Telephone: (212) 398-6926

Fax: (212) 768-6800

Approximate date of commencement of proposed sale to the public: N/A. This Post-Effective Amendment is being filed to deregister the securities previously registered.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

[_] Large accelerated filer	[_] Accelerated filer	[_] Non-accelerated filer	[X] Smaller reporting company

Deregistration of Securities

This Post-Effective Amendment No. 1 relates to a Registration Statement on Form S-1 (File No. 333-177647) (the “Registration Statement”), which was filed by TurboSonic Technologies, Inc. (the “Registrant”) on November 1, 2011 and declared effective by the Securities and Exchange Commission on November 10, 2011. Pursuant to the Registration Statement, the Registrant registered 4,000,000 shares of its common stock.

On January 31, 2013 pursuant to an Agreement and Plan of Merger, dated as of October 10, 2012, by and among TurboSonic Technologies, Inc., MEGTEC Systems, Inc. and MTS WSP, Inc., MTS WSP, Inc. merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, (a) the Registrant became a wholly-owned subsidiary of MEGTEC Systems, Inc. and (b) each share of common stock of the Registrant outstanding immediately prior to the consummation of the Merger (other than shares held in treasury by the Registrant, if any, and shares held by stockholders who have perfected their appraisal rights under Delaware law, if any) was converted into the right to receive $0.21 in cash.

No securities were ever sold or will be sold pursuant to the Registration Statement.

The Registrant hereby deregisters, by means of this Post-Effective Amendment No. 1, any and all shares of its common stock, which were registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Waterloo, Ontario, Canada, as of this 5th day of February 2013.

TurboSonic Technologies, Inc.

By: /s/ Edward F. Spink
       Edward F. Spink
       Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.